Exhibit 99.1

BMHC ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

SAN FRANCISCO (April 26, 2007) - Building Materials Holding Corporation (NYSE: BLG), a leading provider of construction services and building materials to professional residential builders and contractors, today reported sales for the first quarter of 2007 decreased 36% to $569 million from $885 million in the same quarter a year ago. Net loss for the first quarter of 2007 was $5.0 million or $0.17 per share compared to net income of $28.1 million or $0.95 per share in the same quarter a year ago.

Robert E. Mellor, Chairman, President and Chief Executive Officer, stated, “Weakness in the homebuilding market continued to be pervasive during the first quarter. Like many of our peers and customers, our quarterly results reflect the sustained industry downturn. On the building materials distribution side of our business, we continued to increase market share. Sales at our construction services operations closely correlated with lower regional building permit activity.

“We have made progress in lowering expenses across our organization during the quarter. However, the market correction continues to be challenging for homebuilders and their suppliers, and we are all focused intently on recalibrating our expense run rates to match significantly lower revenues.”

Segment Financial Performance (thousands)

BMC West

	Three Months Ended March 31
	2007	2006	$ Change	% Change
Sales	$286,633	$386,259	$(99,626)	(26%)

Income from operations	$11,431	$30,546	$(19,115)	(63%)

For the first quarter, BMC West sales decreased 26% to $287 million from $386 million in the same quarter of 2006. Sales volume was down due to a 29% decrease in single-family building permits. Our sales decreased approximately 10% due to declining commodity wood product prices.

Income from operations for the quarter decreased 63% to $11.4 million from $30.5 million in the same quarter of 2006. While gross margins improved, operating income was impacted by lower volume.

SelectBuild

	Three Months Ended March 31
	2007	2006	$ Change	% Change
Sales	$282,471	$498,298	$(215,827)	(43%)

Income from operations	$2,586	$46,075	$(43,489)	(94%)

For the first quarter, SelectBuild sales decreased 43% to $282 million from $498 million in the same quarter of 2006. Sales from comparable operations were 49% or $243 million lower due to a decline in job starts relative to the same quarter a year ago. Sales from acquisitions not present in the same quarter of 2006 were 10% of sales or $27 million.

Income from operations for the quarter decreased 94% to $2.6 million from $46.1 million in the same quarter of 2006. Income from comparable operations for the segment was a loss of $0.3 million. Income from operations was adversely impacted by reduced volume and a decrease in gross margins partially offset by a reduction in selling, general and administrative expenses.

Corporate
	Three Months Ended March 31
	2007	2006	$ Change	% Change
Corporate general and administrative	$13,057	$22,235	$(9,178)	(41%)

Corporate represents expenses to support the operations of our business segments, SelectBuild and BMC West. For the first quarter, corporate overhead decreased $9.2 million, or 41%, to $13.1 million from $22.2 million in the same period of 2006, primarily due to lower compensation expenses.

Interest expense was $2.6 million more than the same quarter a year ago. The increase was due to rising interest rates as well as a larger average balance of debt outstanding due to additional capital investments.

Conference Call and Webcast
Management will host a conference call and audio webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call may be accessed by dialing 866-578-5771 (Domestic), or 617-213-8055 (International), pass code 60799607. A replay will be available through Thursday, May 3, 2007 by dialing 888-286-8010 (Domestic) or 617-801-6888 (International). The required pass code for the replay is 50489074. The live conference call and replay can also be accessed via audio webcast at BMHC’s website at www.bmhc.com. An archive of the webcast will be available for 90 days following the conclusion of the conference call.

About BMHC
BMHC, a Fortune 1000 company, is one of the largest providers of residential construction services and building materials in the United States. We serve the homebuilding industry through two subsidiaries: SelectBuild provides construction services to high-volume production homebuilders in key growth markets across the country; BMC West distributes building materials and manufactures building components for professional builders and contractors in the western and southern states. Recently, BMHC was named to Fortune Magazine’s 100 Fastest Growing Companies and for a second consecutive year named to the Forbes 400 Best Big Companies. To learn more about BMHC, visit our website at www.bmhc.com.

BUSINESS RISKS AND FORWARD-LOOKING STATEMENTS
There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past performance or expected results. Additional information regarding business risks and uncertainties is contained in Item 1A of our most recent Form 10-K. These risks and uncertainties may include, but are not limited to:
•
demand for and supply of single-family homes which is influenced by changes in the overall condition of the U.S. economy, including interest rates, job formation, consumer confidence and other important factors;

•	our business model;
•	the integration of acquired businesses may not result in anticipated cost savings and revenue synergies being fully realized or may take longer to realize than expected;
•	our ability to identify suitable acquisition candidates;
•	availability of and our ability to attract, train and retain qualified individuals;
•	our ability to implement and maintain cost structures that align with revenue growth;
•	changes in the business models of our customers may limit our ability to provide construction services and building products required by our customers;
•	fluctuations in our costs and availability of sourcing channels for commodity wood products, concrete, steel and other building materials;
•	intense competition;
•	weather conditions, including natural catastrophic events;
•	exposure to construction defect and product liability claims as well as other legal proceedings;

•	disruptions in our information systems;
•	actual and perceived vulnerabilities as a result of terrorist activities and armed conflict;
•	costs and/or restrictions associated with federal, state and other regulations; and
•	numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature.

Risks related to our shares may include, however are not limited to:
•	price for our shares may fluctuate significantly; and
•	anti-takeover defenses and certain provisions could prevent an acquisition of our company or limit share price.

Certain statements made in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements. While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements. These factors include, but are not limited to the risks and uncertainties cited in the above paragraphs. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this news release. We undertake no obligation to update forward-looking statements.

For More Information Investor Contacts:
•	Bill Smartt, Senior Vice President and Chief Financial Officer, BMHC
•	Mark Kailer, Vice President, Treasurer and Investor Relations Officer, BMHC
+1.415.627.9100

•	Lisa Laukkanen, The Blueshirt Group for BMHC
+1.415.217.4967
lisa@blueshirtgroup.com

(Tables Follow)

Building Materials Holding Corporation
Consolidated Statements of Operations
(thousands, except per share data)
(unaudited)

	Three Months Ended March 31
	2007	2006
Sales
Construction services	$319,008	$549,058
Building products	250,096	335,499
Total sales	569,104	884,557

Costs and operating expenses
Cost of goods sold
Construction services	275,402	454,131
Building products	181,078	247,226
Selling, general and administrative expenses	113,822	130,601
Other income, net	(2,158)	(1,787)
Total costs and operating expenses	568,144	830,171

Income from operations	960	54,386

Interest expense	8,218	5,590

(Loss) income before income taxes and minority interests	(7,258)	48,796

Income tax benefit (expense)	2,668	(17,810)

Minority interests income, net of income taxes	(376)	(2,917)

Net (loss) income	$(4,966)	$28,069

Net (loss) income per share:
Basic	$ (0.17)	$ 0.98
Diluted	$ (0.17)	$ 0.95

Building Materials Holding Corporation
Consolidated Balance Sheets
(thousands)
(unaudited)

	March 31	December 31		March 31	December 31
	2007	2006		2007	2006
Assets			Liabilities, Minority Interests and Shareholders' Equity
Cash and cash equivalents	$27,901	$74,272
Marketable securities	5,806	4,337	Accounts payable	$113,922	$110,961
Receivables, net of allowances			Accrued compensation	35,080	48,552
of $4,948 and $4,487	288,578	279,829	Insurance deductible reserves	26,731	24,931
Inventory	144,361	144,366	Other accrued liabilities	28,140	103,402
Unbilled receivables	57,331	43,527	Billings in excess of costs and
Deferred income taxes	7,097	8,914	estimated earnings	27,221	27,622
Prepaid expenses and other	18,541	11,166	Current portion of long-term debt	5,072	8,143
Current assets	549,615	566,411	Current liabilities	236,166	323,611

Property and equipment			Deferred income taxes	8,591	9,138
Land	67,539	62,367	Insurance deductible reserves	27,139	25,841
Buildings and improvements	143,410	139,602	Long-term debt	427,009	349,161
Equipment	189,538	188,285	Other long-term liabilities	36,015	41,390
Construction in progress	4,420	8,579
Accumulated depreciation	(145,394)	(139,342)	Minority interests	7,004	7,141
Marketable securities	51,863	53,513
Deferred loan costs	5,200	5,481	Commitments and contingent liabilities	—	—
Other long-term assets	30,539	27,223
Other intangibles, net	105,447	108,792	Shareholders’ equity
Goodwill	306,479	308,000	Common shares, $0.001 par value: authorized 50
	$1,308,656	$1,328,911	million; issued and
			outstanding 29.3 and 29.2 million shares	29	29
			Additional paid-in capital	156,794	154,405
			Retained earnings	411,043	418,927
			Accumulated other comprehensive
			(loss), net	(1,134)	(732)
			Shareholders' equity	566,732	572,629
				$1,308,656	$1,328,911

Building Materials Holding Corporation
Consolidated Statements of Cash Flows
(thousands)
(unaudited)

	Three Months Ended March 31
Operating Activities	2007	2006
Net (loss) income	$(4,966)	$28,069
Items in net (loss) income not using (providing) cash:
Minority interests, net	376	2,917
Depreciation and amortization	12,747	10,182
Deferred loan cost amortization	281	208
Share-based compensation	2,113	2,980
(Gain) loss on sale of assets, net	(363)	27
Realized gain on marketable securities	(11)	—
Deferred income taxes	2,443	(208)
Changes in assets and liabilities, net of effects of acquisitions of business units:
Receivables, net	(8,749)	(19,399)
Inventory	5	(15,096)
Unbilled receivables	(13,804)	(22,510)
Prepaid expenses and other current assets	(7,386)	(2,257)
Accounts payable	15,831	35,094
Accrued compensation	(13,494)	(15,745)
Insurance deductible reserves	1,800	2,944
Other accrued liabilities	(14,675)	16,019
Billings in excess of costs and estimated earnings	(401)	(4,425)
Other long-term assets and liabilities	(10,057)	(4,068)
Other, net	256	(370)
Cash flows (used) provided by operating activities	(38,054)	14,362

Investing Activities
Purchases of property and equipment	(8,651)	(10,409)
Acquisitions and investments in businesses, net of cash acquired	(61,596)	(80,005)
Proceeds from dispositions of property and equipment	1,187	425
Purchase of marketable securities	(8,739)	(834)
Proceeds from sales of marketable securities	9,150	581
Other, net	(463)	(1,777)
Cash flows used by investing activities	(69,112)	(92,019)

Financing Activities
Net borrowings under revolver	79,200	80,700
Principal payments on term notes	(875)	(313)
Net payments on other notes	(3,548)	(688)
(Decrease) increase in book overdrafts	(10,359)	329
Proceeds from share options exercised	35	291
Tax benefit for share options	28	328
Dividends paid	(2,915)	(2,158)
Distributions to minority interests	(1,003)	(245)
Other, net	232	(395)
Cash flows provided by financing activities	60,795	77,849

(Decrease) Increase in Cash and Cash Equivalents	(46,371)	192

Cash and cash equivalents, beginning of year	74,272	30,078
Cash and cash equivalents, end of year	$27,901	$30,270

Building Materials Holding Corporation
Segment Information
(thousands)
(unaudited)

	Three Months Ended March 31
	2007	2006
Sales
BMC West	$286,633	$386,259
SelectBuild	282,471	498,298
	$569,104	$884,557

Income from operations
BMC West	$11,431	$30,546
SelectBuild	2,586	46,075
Corporate and other	(13,057)	(22,235)
	$960	$54,386

We evaluate our results of operations including and excluding acquisitions. We believe a presentation of sales and income from operations excluding recent acquisitions enhances an understanding of the acquisitions as well as comparable operations for the respective periods.

A reconciliation of sales and income from operations before recent acquisitions for the three months ended March 31, 2007 and 2006 is provided in the following table:

	Three Months Ended March 31
	2007	2006
Sales from comparable operations
BMC West	$286,633	$386,259
Less: Acquisitions	(8,529)	—
	278,104	386,259

Sales from comparable operations
SelectBuild	282,471	498,298
Less: Acquisitions	(27,476)	—
	254,995	498,298
	$533,099	$884,557

Income from comparable operations
BMC West	$11,431	$30,546
Less: Acquisitions	210	—
	11,641	30,546

(Loss) income from comparable operations
SelectBuild	2,586	46,075
Less: Acquisitions	(2,907)	—
	(321)	46,075

Corporate and other	(13,057)	(22,235)
	$(1,737)	$54,386